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                                                                    EXHIBIT 10.6
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This is a fair and accurate English translation of a Spanish language document as required by Rule 306(a) Regulation S-T.

                                            /s/ JOSE TORRES
                                         ----------------------
                                         Joes R. Torres
                                         Vice President, Administration
                                         and Chief Accounting Officer
                                         IMPSAT Corporation

                                         October 24, 1996

IMPSAT Corporation


[Fax data in English]



Dear Estevao


We are writing in response to your Fax message of April 21, 1995, Ref.:
LA950194/EG. As we have discussed, and in reference to the "Lease
SVO-L6068-Early activation on IS-705":


1. We thank you for your sensitivity regarding the problem of interference that we have discussed, that was impeding the start-up of the IS-702 operations. Engineer Elias Benveniste is sending a summary of said problems.

2. We accept your proposal to begin activities starting from the IS-705 operations start-up date, planned for May 8, 1995, with a capacity of 7 Mhz.

3. We want to let you know that we will be activating 20 Mhz in December of 1995.

4. Total activation at 36 Mhz in March 1996.

5. We would appreciate your setting the contract term in accordance with the Intelsat lease reservations policy.


We greatly appreciate your assistance.

Regards,


Osvaldo Tujsnaider


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Impsat

Facsimile Cover Sheet


[Fax data in English]



Dear Estevao:

We hereby convert the previously referenced FRR to a Guaranteed Reservation
(GR) starting March 1, 1996, with an Early Activation of 7 Mhz, starting May 8, 1995.


Sincerely,


Elias Benveniste

Head of Satellite Engineering


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[page already in English]




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                                Service Contract


This contract is hereby entered into on May 8, 1995 by and between the International Organization of Satellite Telecommunications (hereinafter referred to as "Intelsat"), an international organization established by the Agreement regarding the International Organization of Satellite Telecommunications "Intelsat" (hereinafter referred to as "Intelsat Agreement") and the Operative Agreement regarding same (hereinafter referred to as "Intelsat Operating Agreement"), signed in Washington, D.C. on August 20, 1971, with headquarters in Washington, D.C., United States of America, and "Impsat S.A." (hereinafter referred to as "the client"), Alferez Pareja 256, Buenos Aires, incorporated and existing in accordance with the laws of the Republic of Argentina, and authorized by one or more of the signatories of Intelsat to have direct access to the space segment of Intelsat.

Whereas Intelsat and the client wish to enter into an agreement that sets forth the basic terms and conditions for the direct access by the client to the space segment of Intelsat, and his use of same;

Therefore, Intelsat and the client hereby agree to the following:

1. Definitions

         "Party" means a State for which the Intelsat Agreement has entered into effect.

         "Signatory" means a Party, or the telecommunications entity designated by a Party, that has signed the Intelsat Operating Agreement.

2. Basic Contract for Requests

         This contract shall serve as a basic contract for requests. Subject to the terms and conditions contained herein, Intelsat agrees to do all that is possible to put at the disposition of the client the capacity of the Intelsat space segment that the latter may periodically request. The client shall submit requests for capacity in the formats specified for requesting and modifying


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services, as shown in SSOG-104, "Formats for service requests, modifications, and reports".

The service requests and allotment of capacity, once they are approved by Intelsat, shall be governed by this contract. The client understands and accepts that this contract does not constitute either a commitment or a promise, whether express or implicit, on behalf of Intelsat in the sense that the client will be assigned capacity in the Intelsat space segment.

3. General Terms and Conditions

         As of the date of this contract, the client agrees to abide by the terms and conditions set forth by Intelsat for the services provided through capacity allotment in the Intelsat space segment, in accordance with this contract. Said terms and conditions include those listed in the Standards for Intelsat Ground Stations (IESS), the Guide to the Operations of the Satellite System (SSOG) and the Intelsat Rates Manual, that are incorporated by reference into this contract, to the extent that said terms and conditions correspond to the specific types of services requested by the client, and allotment by Intelsat in accordance with this contract, said terms being subject to periodic modifications. The terms and conditions of each capacity allotment shall be those that are in effect at the moment that said allotment is made, and shall not change during the original period of the allotment. The client also agrees to comply with all conditions regarding regulation and issuing of licenses by the corresponding national authority, and to abide by same.

4. Investment in Intelsat

         If the client invests in Intelsat, he agrees to abide by the terms and conditions contained in the contract with the investment entity that the client enters into with Intelsat.

5. Conditions for Receiving Intelsat Capacity

a. A request for the reservation or supply of capacity in the Intelsat space segment submitted by a client may be rejected, unless the Intelsat Administration has determined that said client is financially solvent. The client agrees to provide all information requested by Intelsat regarding his financial and credit history. In addition, the client agrees to give to



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Intelsat the authorization necessary so that it can verify said information with various financial and banking institutions, and/or with the creditors of the client.

b. Client requests for Intelsat space segment capacity shall not be accepted if the client owes, as of the date of the capacity request, a usage charge that is thirty (30) or more days overdue.

c. As a condition for reserving or providing services, Intelsat may request that the client submit other guarantees of his capacity to fulfill his financial obligations to Intelsat once they are due. Such guarantees may be in the form of a letter of credit, a surety deposit, or another form of guarantee of fulfillment as required by Intelsat.

6. Penalties for Late Payment

a. In addition to the penalty indicated in the foregoing paragraph 5.b, any payment not paid on its due date shall accumulate interest at the rate of sixteen per cent (16%) annually, calculated from the due date until the payment date, said rate being subject to periodic modification by the Board of Governors.

b. Intelsat may suspend or cancel all services to the client, whether current or on the waiting list, if any payment owed to Intelsat for the utilization of the space segment has not been paid 150 days or more after the due date, or within another period that the Intelsat Board of Governors may periodically establish.

7. Operation of Ground Stations

         As regards all ground stations with Intelsat authorization to have direct access to its space segment, the client agrees to operate said station at all times in agreement with the authorization terms and with the Intelsat Ground Station Standards (IESS), and accepts responsibility for such operation, including, among others, financial responsibility.

8. Transfer

         This contract, the subsequent allotment of space segment capacity, the rights, responsibilities and duties of the client may not be transferred





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or assigned to another without prior written authorization by Intelsat. Any transfer or assignment attempted without said authorization shall be considered null and void and without effect. This clause shall not prevent the client from utilizing the allotted capacity to provide services to third parties.

9. Rescission

         In addition to the provisions regarding cancellation included in the Rates Manual, Intelsat reserves the right, with prior written notice of at least thirty (30) days, to rescind this contract with a client if the latter does not comply with same. The prior notice of rescission shall include the date said rescission goes into effect and the circumstances under which it was warranted. Intelsat may, at its discretion, withhold the deposits or other amounts paid by the client, and use them to compensate the damages that may have been caused by said failure to comply. This withholding of the funds of the client shall not prevent Intelsat from submitting other claims for compensation, or from claiming other payments for damages and losses to which it has a right by law or equity. Said right of rescission shall not apply if, within said thirty day period, the client were to resolve his non-compliance to the satisfaction of Intelsat.

10. Confidential Nature

         Intelsat and the client agree to take all necessary precautions to maintain the confidential nature of all the information submitted by the parties under the heading "confidential" and that is marked, either in writing or with the appropriate stamp or seal, as confidential, private, or of limited distribution, unless said information is necessary for their employees or agents to the extent that it may be required for the exclusive purpose of fulfilling the obligations assumed in this contract or establishing and providing services through the allocations given by virtue of this contract.

11. Notification

         All notification, reports, payment, or other communication regarding this contract shall be sent to the following addresses:



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For the client:                            For Intelsat:
Impsat S.A.                                International Organization of
Alferez Pareja 256                         Satellite Telecommunications
Buenos Aires (1107)                        (INTELSAT)
Argentina                                  3400 Internacional Drive, N.W.
                                           Washington, D.C. 20008-3098 United
                                           States of America

Attention:                                 Attention:
Eduardo Mignacco                           Len Dooley
Operations Manager                         Director, Sales and Marketing

Tel.: 54 1 362 4240                        Tel. + 1 202 944 7011
Fax:  54 1 362 5041/5030                   Fax  + 1 202 944 7173


         Such notification, reports, communications, or payments shall be considered to have been duly delivered when they have been delivered by hand, by certified or registered letter, telex, fax transmission, or, in the case of payments, sent in cash, checks from the client's business account, certified cashier's checks, or by wire. All payments between the client and Intelsat required under this contract shall be made in dollars of the United States of America or in a currency freely convertible to United States dollars. All parties agree to keep all this information updated, and to notify each other in a timely fashion of any change in the relevant information pertaining to invoicing, usage of the allotted capacity, and communications in general.

12. Resolution of Disputes

         The parties agree to resolve all disputes or complaints that arise regarding this contract, or regarding the services provided by virtue of same, within sixty (60) days, or within a longer period that has been mutually agreed to, starting from the date on which one of the parties has notified the other in writing of the existence of such dispute or complaint. If the parties do not arrive at an agreement within said period, either of them may submit the dispute or complaint for resolution by arbitration in accordance with the UNCITRAL arbitration rules in effect as of the date of the contract. In accordance with said rules, the American Arbitration Association


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shall have the authority to appoint arbiters; and the arbitration shall take place in Washington, D.C., United States.

13. Laws Governing the Contract

         This contract, with the exception of the provisions related to the conflicts between different laws, shall be governed by the laws of the District of Columbia, United States. The rights conferred by virtue of this contract or other rights shall be cumulative and may be exercised individually or jointly. If either of the parties were not to take advantage of their rights by virtue of this contract or other rights, this would not mean that said party waives the right to exercise such rights or other rights in the future. In the event that any provision of this contract were to be annulled, this would not affect the other provisions of same, and the null provision shall be replaced with an acceptable provision in keeping with the original intentions of the parties.

         Each party affirms that they have read and understood the provisions of this contract, and hereby agree to abide by said provisions.

         In witness whereof, the parties have instructed their duly empowered representatives to sign this contract.


         International Organization of                  Impsat S.A.
         Satellite Telecommunications


         /s/

         Dolores Martos                         /s/ Eduardo Jose Mignacco
         Group Director-Latin America           Operations Manager

                                                May 8, 1995



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                                 Certification

         I, Rafael Carchak Canes, General Manager of Impsat, S.A., hereby certify that Eduardo Jose Mignacco, who signed the foregoing instrument, holds the position of Operations Manager and is duly empowered to sign the preceding contract on behalf of Impsat S.A.


        In witness thereof, I hereby sign this document on May 8, 1995.



                                                   /s/
                                                   Rafael Carchak Canes
                                                   General Manager
                                                   Impsat S.A.



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